UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported):  April 21, 2008

THERAVANCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30319 (Commission File Number)	94-3265960 (I.R.S. Employer Identification Number)

901 Gateway Boulevard
South San Francisco, California 94080
(650) 808-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

The information in Item 2.02 of this Current Report (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 2.02 of this Current Report (including Exhibit 99.1) shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

On April 21, 2008, Theravance, Inc. issued a press release regarding its financial results for the quarter ended March 31, 2008. A copy of the press release is furnished as Exhibit 99.1 to this Current Report.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On April 21, 2008, Theravance, Inc. (the “Company”) announced that it will restructure its workforce in response to the completion of its Phase 3 development activities with telavancin and to reduce its overall cash burn rate. The company’s current positions will be reduced by approximately 40% through layoffs from all departments throughout the organization.  With this restructuring the Company intends to reduce its overall spending and focus the Company’s internal resources on its key research and exploratory development programs. Affected employees will be eligible for a severance package that includes severance pay, continuation of benefits, counseling and outplacement services.  The Company estimates that the maximum aggregate charges associated with the reduction in force will be approximately $5.8 million, which includes salaries and benefits for affected employees during the period of time between notification of termination and the actual termination of their employment, and one-time severance benefits.  The majority of these payments will be made during the second quarter of 2008.

Item 8.01 Other Events.

The information in Item 2.05 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1            Press Release of Theravance, Inc. dated April 21, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE, INC.

Date: April 21, 2008	By:	/s/ Rick E Winningham
Rick E Winningham
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Press Release of Theravance, Inc. dated April 21, 2008